EXHIBIT 5.2
June 6, 2007
CMP Susquehanna Corp.
14 Piedmont Center, Suite 1400
Atlanta, Georgia 30305

Re:	Registration Statement on Form S-4, Exchange Offer for all outstanding 9-7/8% Senior_Subordinated Notes due 2014
Ladies and Gentlemen:
     We have acted as special Indiana counsel for Indianapolis Radio License Co., S.C.I. Broadcasting, Inc., Sunnyside Communications, Inc. and Radio Indianapolis, Inc., each an Indiana corporation (collectively, the “Indiana Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of CMP Susquehanna Corp., a Delaware corporation (the “Company”), which relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $250,000,000 aggregate principal amount of 9-7/8% Senior Subordinated Notes due 2014 of the Company (the “Exchange Notes”) for an equal principal amount of 9-7/8% Senior Subordinated Notes due 2014 of the Company outstanding on the date hereof (the “Outstanding Notes”), and the guarantees of the Exchange Notes by CMP Susquehanna Radio Holdings Corp., a Delaware corporation and the parent of the Company (the “Parent”), the Indiana Guarantors, and certain other subsidiaries of the Company (the “Other Guarantors”, and collectively with the Parent and the Indiana Guarantors, the “Guarantors”). The Outstanding Notes have been, and the Exchange Notes will be, issued under the Indenture dated as of May 5, 2006 (the “Indenture”) by and among the Company, the Guarantors and Wells Fargo, National Association, as trustee (the “Trustee”).
     Except as otherwise defined herein, terms used in this letter but not otherwise defined herein are used as defined in the Indenture.
     In connection with the opinions expressed herein, we have examined such documents, records, certificates and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
     (i) each Indiana Guarantor has been duly incorporated and as of the date hereof is validly existing as a corporation under the laws of the State of Indiana;
     (ii) as of the date of the Indenture, each Indiana Guarantor had all requisite corporate power and authority to enter into, and as of the date hereof each Indiana Guarantor has the corporate power and authority to perform its obligations under, the Indenture;

June 6, 2007

     (iii) the execution, delivery and performance of the Indenture and the Guarantees of the Exchange Notes (the “Exchange Guarantees”) by each of the Indiana Guarantors have been authorized by all necessary corporate action by each such Indiana Guarantor; and
     (iv) the Exchange Guarantees of the Indiana Guarantors, when delivered in accordance with the terms of the Exchange Offer in exchange for the guarantees of the Outstanding Notes (the “Outstanding Guarantees”) of the Indiana Guarantors, will constitute valid and binding obligations of the Indiana Guarantors.
     The opinions set forth above are subject to the following limitations, qualifications and assumptions:
     The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles, whether such principles are considered in a proceeding at law or at equity.
     For purposes of our opinions, we have assumed that the obligations of each of the Indiana Guarantors under the Exchange Guarantees are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes, or necessary or convenient to the conduct, promotion or attainment of the business of the respective Indiana Guarantors and will benefit the respective Indiana Guarantors, directly or indirectly.
     The opinions expressed herein are limited to the laws of the State of Indiana and the reported judicial decisions interpreting such laws, as currently in effect, and we express no opinion with respect to the laws of any other jurisdiction. In this regard we note that the Indenture under which the Exchange Guarantees are established is governed by the laws of the State of New York. We do not express any opinion as to the Exchange Guarantee of any Indiana Guarantor under the laws of the State of New York.
     We hereby consent to reliance on this opinion by Jones Day for purposes of delivering its opinion with respect to the Registration Statement. By giving this opinion and such consent we do not hereby admit that we are an “expert” with respect to any part of the Registration Statements, as the term “expert” is used in the Securities Exchange Act of 1933, as amended, or the Rules and Regulations promulgated thereunder.
Very truly yours,
Krieg DeVault LLP